VCA Antech, Inc. Completes Acquisition of MediMedia Animal Health, LLC Unit of MediMedia USA Inc.

LOS ANGELES, California, and YARDLEY, Pennsylvania - August 9, 2011 - VCA Antech, Inc. (NASDAQ Global Select Market: WOOF) (“VCA Antech”), a leading animal healthcare company in the United States, and MediMedia USA, Inc. (“MediMedia”), a leading innovative specialty healthcare communications, publishing and medical education company, today announced that VCA Antech has completed the acquisition of MediMedia Animal Health, LLC (“Vetstreet”) from MediMedia.  The transaction was originally announced on July 11, 2011.

Vetstreet, located in Yardley, Pennsylvania, is the nation’s largest provider of online communications, professional education and marketing solutions to the veterinary community and is a subsidiary of MediMedia, a portfolio company of Vestar Capital Partners V, L.P. and certain of its affiliates.

About VCA

VCA Antech, Inc. owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and supplies diagnostic imaging equipment to the veterinary industry.

About Medi Media

MediMedia is an integrated content and marketing services provider focused on the healthcare and pharmaceutical industries. The Company operates in two principal divisions: Patient Education and Pharmaceutical Marketing. The Patient Education Group provides comprehensive health management programs and services and patient education content to key healthcare stakeholders, including employers, hospitals, health plans, physicians, patients and pharmaceutical companies. The Pharmaceutical Marketing Group provides a variety of marketing solutions for pharmaceutical companies designed to target physicians and patients. The Company is headquartered in Yardley, Pennsylvania.

About Vestar Capital Partners

Vestar is a leading international private equity firm specializing in management buyouts and growth capital investments with $7 billion in assets under management. The firm targets companies in the U.S. and Europe in five key industry sectors: consumer, diversified industries, healthcare, media/communication, and financial services.  Vestar has been particularly active since 2006 with investments in the healthcare information services segment including its investment in MediMedia.

Since the firm’s founding in 1988, the Vestar funds have completed more than 69 investments in companies with a total value of more than $30 billion. Vestar has operations in New York, Boston, Denver, Munich, and Paris.  For more information, please visit Vestar’s website at http://www.vestarcapital.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements as to the expected growth, innovation and other benefits of the combination of the two companies, expected impact of the merger on net income and earnings per diluted share for each of 2011 and 2012, the anticipated timeframe for the closing, and whether the satisfaction of the closing conditions will be met and the merger consummated. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the merger; the ability of the Company to obtain the consent of its lenders; the ability of the companies to consummate the merger; a material adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the rate of the Company's laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of the Company's recent acquisitions and its ability to effectively manage its growth and achieve operating synergies; a continued decline in demand for some of the Company's products and services; any disruption in the Company's information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of the Company's goodwill; changes in prevailing interest rates; the Company's ability to service its debt; and general economic conditions. These and other risk factors are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Report on Form 10-K for the year ended December 31, 2010, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

Media Contacts:

For VCA Antech, Inc.:
Tomas Fuller, Chief Financial Officer
(310) 571-6505

For MediMedia and Vestar Capital Partners:
Carol Makovich
Owen Blicksilver Public Relations
(203) 622-4781